EXHIBIT 1A-11

CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Offering Statement on Form 1-A, of our independent auditor’s report dated April 29, 2020, which includes a matter of emphasis and explanatory paragraph as to the Company’s ability to continue as a going concern, on our audit related to the financial statements of World Tree USA, LLC, which comprise the balance sheets as of December 31, 2019 and 2018, and the related statements of operations, stockholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

Very truly yours,

/s/ dbbmckennon

San Diego, California

April 29, 2020